Filed Under Rule 424(b)(3), Registration Statement No. 333-65750
 Pricing Supplement Number 48 Dated Monday, June 24, 2002
(To: Prospectus Dated August 22, 2001)

CUSIP Number	Selling Price (% of Par)	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
06050XGP2	100.000%	1.500%	$5,566,235.00	5.650%	Semi-Annual	06/15/2012	12/15/2002	$26.37	YES	Subordinated Unsecured Notes	Aa3	A

Redemption Information: Non-Callable.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC and Incapital LLC.  Agents:  A.G. Edwards & Sons, Inc., Charles Schwab & Co., Edward D. Jones & Co, L.P., Merrill Lynch & Co., Morgan Stanley, Prudential Securities, Salomon Smith Barney Inc., UBS PaineWebber

CUSIP Number	Selling Price (% of Par)	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
06050XGQ0	100.000%	2.000%	$13,220,200.00	6.200%
Semi-annual
						06/15/2017	12/15/2002	$28.93	YES	Subordinated Unsecured Notes	Aa3	A

Redemption Information: Callable at 100.000% on 06/15/2005 and every coupon date thereafter.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC and Incapital LLC.  Agents:  A.G. Edwards & Sons, Inc., Charles Schwab & Co., Edward D. Jones & Co, L.P., Merrill Lynch & Co., Morgan Stanley, Prudential Securities, Salomon Smith Barney Inc., UBS PaineWebber
The Bank of America Internotes will be subject to redemption at the option of Bank of America, in whole on the Interest Payment Date occurring any time on or after 06/15/2005 at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

CUSIP Number	Selling Price (% of Par)	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
06050XGR8	100.000%	2.500%	$4,235,400.00	6.300%	Semi-annual	06/15/2022	12/15/2002	$29.40	YES	Subordinated Unsecured Notes	Aa3	A

Redemption Information: Callable at 100.000% on 06/15/2006 and every coupon date thereafter.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC and Incapital LLC.  Agents:  A.G. Edwards & Sons, Inc., Charles Schwab & Co., Edward D. Jones & Co, L.P., Merrill Lynch & Co., Morgan Stanley, Prudential Securities, Salomon Smith Barney Inc., UBS PaineWebber
The Bank of America Internotes will be subject to redemption at the option of Bank of America, in whole on the Interest Payment Date occurring any time on or after 06/15/2006 at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

CUSIP Number	Selling Price (% of Par)	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
06050XGS6	100.000%	2.500%	$19,080,750.00	6.600%	Semi-annual	06/15/2027	12/15/2002	$30.80	YES	Subordinated Unsecured Notes	Aa3	A

Redemption Information: Callable at 100.000% on 06/15/2007 and every coupon date thereafter.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC and Incapital LLC.  Agents:  A.G. Edwards & Sons, Inc., Charles Schwab & Co., Edward D. Jones & Co, L.P., Merrill Lynch & Co., Morgan Stanley, Prudential Securities, Salomon Smith Barney Inc., UBS PaineWebber
The Bank of America Internotes will be subject to redemption at the option of Bank of America, in whole on the Interest Payment Date occurring any time on or after 06/15/2007 at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

Bank of America Corporation 100 North Tryon Street Charlotte, NC 28255

Trade Date: Monday, June 24, 2002 @12:00 PM ET
Settle Date: Thursday, June 27, 2002
Minimum Denomination/Increments: $1,000.00/$1,000.00
All trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0262 via BNY Clearing Services, LLC

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes(sm) is the service mark of Incapital LLC. All rights reserved

Bank of America $5,000,000,000 Bank of America Corporation InterNotes Prospectus Dated 22-Aug-01